Contact:

Pharsight

FOR IMMEDIATE RELEASE	Tamra White
650-314-3809
twhite@pharsight.com

PHARSIGHT ANNOUNCES SECOND CLOSING OF PRIVATE OFFERING

OF PREFERRED STOCK AND WARRANTS

I.              FINANCING CLOSED IN TWO PHASES — TOTAL FINANCING OF $7.5 MILLION —

II.            SECOND TRANCHE OF $4.4 MILLION

MOUNTAIN VIEW, CA—September 13, 2002—Pharsight Corporation (Nasdaq: PHST) announced that it closed the second round of a two-round financing which resulted in gross proceeds to Pharsight of $7.5 million.  The second closing occurred following approval of the transaction by stockholders on September 6, 2002.

Under the terms of the investment, the investors purchased an aggregate of $7.5 million of units, each unit consisting of one (1) share of Series A Preferred Stock convertible into four shares of common stock and a warrant to purchase one (1) share of common stock.  The purchase price for each unit is $4.13 and is calculated using four times the underlying average price for Pharsight’s common stock over the five (5) trading days prior to the first closing in June 2002, of approximately $1.00 per share, plus $0.125 for each warrant.  The warrants are exercisable at  $1.15 per share, and have a net-exercise provision.  The Series A Preferred Stock is entitled to receive, but only out of funds that are legally available, quarterly dividends at the rate of 8 percent per year and is payable in cash or Series B preferred stock.  There are additional rights and provisions typical for preferred stock.  The Preferred Stock issued in this transaction could be converted into 7.3 million shares of common stock of Pharsight.  Upon exercise of the 1.8 million warrants for cash, Pharsight would receive proceeds of $2.1 million, or $1.15 per share, in addition to the $7.5 million of proceeds received from the sale of the units.

The units and the common stock issuable upon conversion of the Series A Preferred Stock or exercise of the warrants have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

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